                         CARRIER ACQUISITION AGREEMENT


          AGREEMENT OF MERGER (this "AGREEMENT") dated as of September 18, 1998 by and among COMSAT CORPORATION, a District of Columbia corporation ("COMSAT"), and LOCKHEED MARTIN CORPORATION, a Maryland corporation ("LOCKHEED MARTIN"), REGULUS, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Lockheed Martin ("OFFER SUBSIDIARY"), and COMSAT GOVERNMENT SYSTEMS, INC., a Delaware corporation and a wholly-owned subsidiary of COMSAT ("COMSAT CARRIER SUBSIDIARY").

          Terms not otherwise defined herein have the meanings stated in the Merger Agreement (as defined below).

                                   RECITALS

          A. Pursuant to an Agreement and Plan of Merger dated as of September 18, 1998 (as amended or modified from time to time, the "MERGER AGREEMENT"), among COMSAT, Lockheed Martin, and Deneb Corporation, a Delaware corporation and a wholly-owned subsidiary of Lockheed Martin ("ACQUISITION SUB"), Lockheed Martin, acting through Offer Subsidiary, has agreed to commence an offer to purchase for cash up to approximately 49% of the issued and outstanding shares of COMSAT's common stock, without par value (the "SHARES").

          B. COMSAT is the record and beneficial owner of 1,000 shares of common stock, par value $1.00 per share of COMSAT Carrier Subsidiary (the "COMSAT CARRIER SUBSIDIARY COMMON STOCK"), representing all of the issued and outstanding capital stock of COMSAT Carrier Subsidiary.

          C. In order to facilitate the transactions contemplated by the Merger Agreement, the parties desire to consummate the Carrier Subsidiary Merger (as hereinafter defined) on the terms and conditions hereinafter set forth.

                                   AGREEMENT

          The parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

          SECTION 1  DEFINITIONS.  The following terms have the following
                     -----------
meanings:

          (a) "ACTION" means any action, complaint, counterclaim, investigation, petition, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Authority.

          (b) "BANDWIDTH MANAGEMENT ASSETS" means the monies paid or to be paid by the U.S. Government to COMSAT Carrier Subsidiary for the implementation, installation and system design of the Bandwidth Management Centers in Clarksburg, Maryland and Lanstuhl, Germany under the DISA/DITCO Contract (as hereinafter defined) (corresponding to Part B, subCLINs 0029AJ, 0029AS, and 0029AY of such contract), but excluding any monies to be paid for operations and maintenance thereof or U.S. Government options for additional Bandwidth Management Centers under the DISA/DITCO Contract that have not been exercised as of the Operative Time (as hereinafter defined).

          (c) "BANDWIDTH MANAGEMENT LIABILITIES" means liabilities arising under the DISA/DITCO Contract to implement, install and provide system design services for the Bandwidth Management Centers in Clarksburg, Maryland and Lanstuhl, Germany (corresponding to Part B, subCLINs 0029AJ, 0029AS, and 0029AY of such contract), but excluding obligations to provide operations and maintenance services or other obligations that may arise upon the exercise by the U.S. Government of options for additional Bandwidth Management Centers under the DISA/DITCO Contract that have not been exercised as of the Operative Time.

          (d) "COMMON CARRIER" means a common carrier within the meaning of 47 U.S.C. (S) 153(10) and the relevant implementing FCC regulations.

          (e) "COMSAT CARRIER SUBSIDIARY BUSINESS" means the telecommunications business of COMSAT Carrier Subsidiary as a Common Carrier in connection with the performance by COMSAT Carrier Subsidiary under the DISA/DITCO Contract.

          (f) "COMSAT RSI" means the Delaware corporation formerly known as COMSAT RSI, Inc., which prior to the COMSAT RSI Novation (as hereinafter defined) is a party to the DISA/DITCO Contract.

          (g) "COMSAT RSI NOVATION" means the conveyance, transfer, assignment, assumption and novation by all parties to the DISA/DITCO Contract of COMSAT RSI's rights, claims, benefits, obligations and liabilities under the DISA/DITCO Contract to COMSAT Carrier Subsidiary.

          (h) "COMSAT RSI SUBCONTRACT" means the subcontract dated May 29, 1998 between COMSAT Carrier Subsidiary and the Global Communication Systems division of COMSAT RSI as the same has been or is amended, modified or waived from time to time, pursuant to which COMSAT RSI will complete construction of additional "Bandwidth Management Centers" as required by the DISA/DITCO Contract.

          (i) "COMSAT CARRIER SUBSIDIARY CONTRACTS" means the DISA/DITCO Contract, the COMSAT RSI Subcontract, and all other contracts or agreements (and all amendments, modifications and supplements thereto) to which COMSAT Carrier Subsidiary is a party or by which any of its Assets are bound that are material to its business or Assets.

          (j) "DISA/DITCO CONTRACT" means (i) contract no. DCA200-95-D-0079 dated as of July 17, 1995 between the U.S. Defense Information Systems Agency/DITCO and COMSAT RSI, as the same has been or is amended, modified or waived from time to time and (ii) all purchase orders, subcontracts and other contracts relating thereto between COMSAT RSI and the U.S. Government, as the same have been or are amended, modified or waived from time to time.

          (k) "DISA/DITCO CONTRACT NOVATION" means the conveyance, transfer, assignment, assumption and novation by all parties to the DISA/DITCO Contract of COMSAT Carrier Subsidiary's rights, claims, benefits, obligations and liabilities under the DISA/DITCO Contract to Offer Subsidiary, pursuant to instruments reasonably satisfactory in form and substance to COMSAT Carrier Subsidiary and Offer Subsidiary.

          (l) "EXCLUDED LIABILITIES" means any and all Liabilities of COMSAT Carrier Subsidiary or any other Person other than the Transferred Liabilities (as hereinafter defined).

          (m) "INDEMNIFIABLE CLAIM" means any Loss for or against which any party is entitled to indemnity under this Agreement.

          (n) "INDEMNIFIED PARTY" means a party entitled to indemnity under this Agreement.

          (o) "INDEMNIFYING PARTY" means a party obligated to provide indemnity under this Agreement.

          (p) "LOSS" means any Action, cost, damage, disbursement, expense, liability, including any liability for Taxes, loss, deficiency, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including, but not limited to, interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified Person.

          (q) "TRANSFERRED LIABILITIES" means (i) Liabilities arising under, accruing or relating to periods, events or circumstances after the CSM Closing Date (as hereinafter defined)
which arise under, relate to or are in connection with the COMSAT Carrier Subsidiary Business, or the ownership, use, possession, enjoyment or operation thereof, and (ii) liabilities reflected on the statement of Net Assets Sold (as hereinafter defined) as of the CSM Closing Date as finally determined pursuant to Section 2.7 hereof; provided, however, that Transferred Liabilities shall not
                       --------  -------
include (a) any cause of action or claim arising or accruing on or before the CSM Closing Date regardless of whether an Action thereon was commenced before or after the CSM Closing Date, (b) any liability for Taxes, whether Taxes of COMSAT Carrier Subsidiary or any other Person with respect to which COMSAT Carrier Subsidiary may be liable by Law (including, without limitation, Treasury Regulation (S) 1.1502-6), contract, or otherwise, relating to or attributable to its Assets or the operation of its businesses for any taxable period, or portion thereof, ending on or before the CSM Closing Date, including Taxes attributable to the Carrier Subsidiary Merger, or (c) any Liabilities transferred by COMSAT Carrier Subsidiary or cancelled pursuant to Sections 4.5, 4.6 or 4.7 hereof.


                                  ARTICLE II

                         THE CARRIER SUBSIDIARY MERGER

          SECTION 2.1  THE CARRIER SUBSIDIARY MERGER.  Upon the terms and
                       -----------------------------
subject to the conditions hereof, and in accordance with the Delaware General Corporation Law (the "DGCL") and the Delaware Limited Liability Company Act (the "DLLCA" and, collectively with the DGCL, the "DELAWARE CODE"), at the Operative Time (as hereinafter defined) COMSAT Carrier Subsidiary shall be merged with and into Offer Subsidiary (the "CARRIER SUBSIDIARY MERGER") as soon as practicable following the satisfaction or waiver of the conditions set forth in Article V hereof or on such other date as the parties hereto may agree. At the Operative Time, the separate existence of COMSAT Carrier Subsidiary shall cease and Offer Subsidiary shall continue as the surviving entity under the name "COMSAT Government Systems, LLC" (the "SURVIVING ENTITY").

          SECTION 2.2  OPERATIVE TIME; CLOSING.  The Carrier Subsidiary Merger
                       -----------------------
shall be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger, executed and filed in accordance with the Delaware Code (the time the Carrier Subsidiary Merger becomes effective being referred to as the "OPERATIVE TIME"). The Carrier Subsidiary Merger shall be effective upon the latest to occur of (i) the acceptance for filing of the certificate of merger by the Secretary of State of the State of Delaware pursuant to the Delaware Code and (ii) the time, if any, specified as the effective time of the Carrier Subsidiary Merger in the certificate of merger filed in accordance with the Delaware Code. Prior to the filings referred to in this Section 2.2, a closing (the "CSM CLOSING") will be held at the offices of O'Melveny & Myers LLP, 555 13th Street, N.W., Suite 500 West, Washington, D.C. 20004-1109 (or such other place as the parties may agree), for the purpose of confirming all of the foregoing no later than the date that is ten (10) business days after satisfaction or waiver of all the conditions set forth in Article VI hereof, but in any event prior to the Offer Closing Time (the date of the CSM Closing herein referred to as the "CSM CLOSING DATE").

          SECTION 2.3  EFFECTS OF THE CARRIER SUBSIDIARY MERGER.  The Carrier
                       ----------------------------------------
Subsidiary Merger shall have the effects set forth in the Delaware Code. As of the Operative Time, the Surviving Entity shall be a wholly-owned Subsidiary of Lockheed Martin.

          SECTION 2.4  CERTIFICATE OF FORMATION AND LIMITED LIABILITY COMPANY
                       ------------------------------------------------------
AGREEMENT. The Certificate of Formation and Limited Liability Company Agreement
---------
of Offer Subsidiary, each as in effect at the Operative Time, shall be the Certificate of Formation and Limited Liability Company Agreement of the Surviving Entity, until amended in accordance with applicable Law, except that Article FIRST of the Certificate of Formation shall be amended so that it reads in its entirety as follows: "The name of the limited liability company is COMSAT Government Systems, LLC".

          SECTION 2.5  OFFICERS.  The officers of Offer Subsidiary at the
                       --------
Operative Time shall be the initial officers of the Surviving Entity and will hold office from the Operative Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Formation and the Limited Liability Company Agreement of the Surviving Entity, or as otherwise provided by Law.

          SECTION 2.6  EFFECT ON CAPITAL STOCK.  At the Operative Time:
                       -----------------------

          (a) All of the shares of COMSAT Carrier Subsidiary Common Stock issued and outstanding immediately prior to the Operative Time shall, by virtue of the Carrier Subsidiary Merger and without any action on the part of COMSAT, be converted into the right to receive an aggregate of $3,987,000 in cash (the "ESTIMATED PURCHASE PRICE") subject to adjustment as provided in this Section
2.6 (as so adjusted, the "PURCHASE PRICE") upon the surrender of the certificate formerly representing such shares of COMSAT Carrier Subsidiary Common Stock together with a stock power duly endorsed in blank. The Purchase Price shall be obtained by adjusting the Estimated Purchase Price, dollar for dollar, to the extent that the Net Assets Sold (as defined below) as of the CSM Closing Date are less than or greater than $3,987,000.

          As used herein, "NET ASSETS SOLD" means, as of any date, the book value of the current assets (excluding cash) minus the current liabilities of COMSAT Carrier Subsidiary, in each case as shown on COMSAT Carrier Subsidiary's books as of such date, calculated in accordance with GAAP consistently applied, and in each case after deducting (i) any Assets or Liabilities that are to be transferred to or assumed by another Person pursuant to Sections 4.5 or 4.6 hereof, and (ii) any intercompany balances to be cancelled pursuant to Section 4.7.

          (b) Each limited liability company interest of Offer Subsidiary issued and outstanding immediately prior to the Operative Time shall by virtue of the Carrier Subsidiary Merger and without any action on the part of the holder thereof remain outstanding.

          SECTION 2.7  DELIVERY OF PURCHASE PRICE.  Subject to the terms and
                       --------------------------
conditions set forth herein, at the CSM Closing, COMSAT shall, upon the surrender of certificate(s) formerly representing all of the issued and outstanding shares of COMSAT Carrier Subsidiary

Common Stock as of the CSM Closing Date together with stock powers duly endorsed in blank, receive the Estimated Purchase Price in immediately available funds by wire transfer to an account designated by COMSAT in a written notice delivered to Lockheed Martin at least two days prior to the CSM Closing.

          Not later than 20 business days following the CSM Closing Date, COMSAT and Lockheed Martin shall jointly prepare and agree upon a statement of Net Assets Sold as of the CSM Closing Date, together with a supporting calculation thereof. If COMSAT and Lockheed Martin are unable to agree upon the contents of such statement within such period, then each shall propose a statement of Net Assets Sold and set forth any areas of disagreement. COMSAT and Lockheed Martin shall jointly appoint a nationally recognized accounting firm acceptable to both of them (or if they cannot agree on such selection, select a national (big-five) accounting firm by lot after eliminating their respective independent auditors) (in either case, the "AUDITORS") and shall direct the Auditors to conduct, as promptly as practicable, a review of the Net Assets Sold as of the CSM Closing Date, as such firm believes necessary to resolve any areas of disagreement and to prepare a statement of Net Assets Sold as of the CSM Closing Date. The statement of Net Assets Sold as of the CSM Closing Date, as agreed upon by Lockheed Martin and COMSAT, or, if no agreement is reached, as prepared by the Auditors, and the Purchase Price as calculated therein, shall be final and binding on the parties. The fees and expenses of the Auditors shall be shared equally by Lockheed Martin and COMSAT.

          Within five business days following final determination of the Purchase Price, in the event that the Purchase Price exceeds the Estimated Purchase Price, Lockheed Martin shall pay to COMSAT by wire transfer in immediately available funds an amount equal to such excess plus interest thereon from the CSM Closing Date to the date of such payment at an interest rate per annum (the "AGREED RATE") equal to the rate of interest established from time to time by Citibank, N.A. as its "prime" rate, or, if such rate is no longer established or published, a comparable interest rate, in each case calculated on the basis of actual days elapsed and a 365-day year, and in the event that the Estimated Purchase Price exceeds the Purchase Price, COMSAT shall pay to Lockheed Martin by wire transfer in immediately available funds an amount equal to such excess plus interest thereon from the CSM Closing Date to the date of such payment at the Agreed Rate.

          SECTION 2.8  PAYMENT OF TAXES.  COMSAT shall pay all sales, use,
                       ----------------
transfer, income, stock transfer and other similar Taxes imposed in connection with the Carrier Subsidiary Merger.


                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES

          SECTION 3.1  REPRESENTATIONS AND WARRANTIES OF COMSAT AND COMSAT
                       ---------------------------------------------------
CARRIER SUBSIDIARY.  COMSAT and COMSAT Carrier Subsidiary, jointly and severally
------------------
represent and warrant to Lockheed Martin and Offer Subsidiary, that:

          (a)  Organization.   COMSAT Carrier Subsidiary is a corporation, duly
               ------------
organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority, as a corporation, to own, lease and operate its properties and to carry on its business as now being conducted.

          (b)  Authority.  Each of COMSAT and COMSAT Carrier Subsidiary has full
               ---------
corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by COMSAT and COMSAT Carrier Subsidiary and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of COMSAT and COMSAT Carrier Subsidiary and by COMSAT, as the sole shareholder of COMSAT Carrier Subsidiary, and no other corporate proceedings on the part of COMSAT or COMSAT Carrier Subsidiary are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by COMSAT and COMSAT Carrier Subsidiary and constitutes the valid and binding agreement of COMSAT and COMSAT Carrier Subsidiary (and assuming due and valid authorization, execution and delivery thereof by the other parties hereto) enforceable against them, in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws, now or hereafter in effect, relating to the creditors' rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

          (c)  Consents and Approvals; No Violations.  Except for any applicable
               -------------------------------------
requirements of the Communications Act and the Antitrust Laws, the filing and recordation of the certificate of merger with respect to the Carrier Subsidiary Merger as required by the Delaware Code and the receipt of the COMSAT RSI Novation and the DISA/DITCO Contract Novation, neither the execution and delivery of this Agreement by COMSAT or COMSAT Carrier Subsidiary nor the consummation by COMSAT or COMSAT Carrier Subsidiary, of any transaction contemplated hereby will (i) conflict with or result in any breach of any provision of its Articles of Incorporation or Certificate of Incorporation, as the case may be, or its By-Laws, (ii) require any filing with, or the obtaining of any material permit, authorization, consent or approval of, any Governmental Authority or any other Person, (iii) result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, amendment, cancellation, acceleration or payment, or to the creation of a Lien) under any of the terms, conditions or provisions of any note, mortgage, indenture, other evidence of indebtedness, guarantee, license, or, to the knowledge of COMSAT, other material agreement, instrument or obligation to which COMSAT Carrier Subsidiary is a party or by which it or any of its material Assets may be bound or (iv) violate in any material respect any material Law applicable to COMSAT Carrier Subsidiary or any of its Assets.

          (d)  Capitalization.
               --------------

               (i) The authorized capital stock of COMSAT Carrier Subsidiary consists of 1,000 shares of COMSAT Carrier Subsidiary Common Stock, all of which are owned of record and beneficially by COMSAT. Except as set forth above, (x) there are not now, and at the Operative Time there will not be, any Equity Securities of COMSAT Carrier Subsidiary issued or outstanding, and (y) there are no outstanding bonds, debentures, notes or other indebtedness or other securities of COMSAT Carrier Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of COMSAT Carrier Subsidiary may vote.

              (ii) All outstanding shares of COMSAT Carrier Subsidiary Common Stock are, duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights.

              (iii) There is no agreement or arrangement restricting the voting or transfer of the Equity Securities of COMSAT Carrier Subsidiary.

              (iv)  COMSAT Carrier Subsidiary does not have any Subsidiaries.

        (e)   Contracts.
              ---------

              (i) To the knowledge of COMSAT, there is no default under any COMSAT Carrier Subsidiary Contract either by COMSAT Carrier Subsidiary or by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by COMSAT Carrier Subsidiary or any other party, except for defaults or events that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on COMSAT Carrier Subsidiary.

              (ii) To the knowledge of COMSAT, no party to any such COMSAT Carrier Subsidiary Contract has given notice to COMSAT or COMSAT Carrier Subsidiary of or made a claim against COMSAT or COMSAT Carrier Subsidiary with respect to any breach or default thereunder, except for defaults or breaches that, either individually or in the aggregate, would not reasonably be expected to have Material Adverse Effect on COMSAT Carrier Subsidiary.

              (iii) To the knowledge of COMSAT and except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws, now or hereafter in effect, relating to the creditors' rights generally and general principles of equity, the COMSAT Carrier Subsidiary Contracts are valid and binding against COMSAT Carrier Subsidiary and any other party thereto except to the extent that enforceability of the DISA/DITCO Contract may be limited by (A) the unfunded support of the DISA/DITCO Contract or program to which the DISA/DITCO Contract relates, and (B) the right of the U.S. Government to terminate the DISA/DITCO Contract for convenience.

              (iv) To the knowledge of COMSAT, no payment has been made by COMSAT Carrier Subsidiary or any Person authorized to act on its behalf, to any Person in connection with the DISA/DITCO Contract, in violation of applicable procurement Laws or in violation of (or requiring disclosure pursuant to) the Foreign Corrupt Practices Act or other Laws.

              (v) To the knowledge of COMSAT, with respect to the DISA/DITCO Contract, as of the date hereof: (A) COMSAT Carrier Subsidiary has complied in all material respects with all terms and conditions thereof, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of Law therein; (B) COMSAT Carrier Subsidiary has complied in all material respects with all requirements of all applicable Laws or agreements pertaining thereto; (C) there exist no material outstanding claims, requests for equitable adjustment or other contractual action for relief against COMSAT Carrier Subsidiary, either by the U.S. Government or by any prime contractor, subcontractor, vendor or other Person, and (D) there exist no material disputes between COMSAT Carrier Subsidiary and the U.S. Government under the Contract Disputes Act or any other federal Law or between COMSAT Carrier Subsidiary and any prime contractor, subcontractor, vendor or other Person.

          (f) Governmental Authorizations.  To the knowledge of COMSAT, COMSAT
              ---------------------------
Carrier Subsidiary is in possession of all material licenses, permits, franchises, certificates, consents, approvals and other authorizations from appropriate Governmental Authorities (including the FCC) necessary for COMSAT Carrier Subsidiary to own, lease and operate its properties or to carry on the COMSAT Carrier Subsidiary Business as it is now being conducted ("GOVERNMENTAL AUTHORIZATIONS"), and all such Governmental Authorizations are valid and in full force and effect. Earth Station Licenses Call Signs E960186 and E960187 and a
Section 214 Authorization to provide international common carrier services on a resale basis comprise all of the material Governmental Authorizations held by COMSAT Carrier Subsidiary and there are no pending applications submitted to any Governmental Authority by COMSAT Carrier Subsidiary for additional Governmental Authorizations.

          (g) Financial Statements.  COMSAT has delivered to Lockheed Martin
              --------------------
copies of the unaudited balance sheet and income statement at and for the six months ended June 30, 1998 for COMSAT Carrier Subsidiary (the "COMSAT CARRIER SUBSIDIARY FINANCIAL STATEMENTS"). Each of the COMSAT Carrier Subsidiary Financial Statements is consistent in all material respects with the books and records of COMSAT Carrier Subsidiary (which, in turn, are accurate and complete in all material respects) and fairly presents COMSAT Carrier Subsidiary's financial condition, Assets and liabilities as of such date and the results of operations for the period then ended in accordance with GAAP, subject to normal year-end adjustments which are not expected to be material in amount and the absence of footnotes thereto.

          (h) Liabilities.  To the knowledge of COMSAT, except for Liabilities
              -----------
and obligations incurred in the ordinary course of business and consistent with past practice since June 30, 1998, from June 30, 1998 until the date hereof COMSAT Carrier Subsidiary has not incurred any material Liabilities that would be required to be reflected or reserved against in a balance sheet of COMSAT Carrier Subsidiary prepared in accordance with GAAP as applied in preparing the balance sheet of COMSAT Carrier Subsidiary as of June 30, 1998.

          (i) Sufficiency of Assets.  COMSAT Carrier Subsidiary owns or,
              ---------------------
pursuant to the COMSAT Carrier Subsidiary Contracts has or, subject to the execution of the agreement contemplated by Section 4.6 hereof, will have, the right to use, all material Assets necessary for the conduct of the COMSAT Carrier Subsidiary Business in the manner conducted as of the date of this Agreement and sufficient to permit Surviving Entity to carry on the COMSAT Carrier Subsidiary Business as currently conducted.

          Notwithstanding any other provision of this Section 3.1, Lockheed Martin and Offer Subsidiary acknowledge that the COMSAT RSI Novation and the DISA/DITCO Contract Novation have yet to be obtained, and agree that none of the foregoing representations and warranties shall be deemed breached to the extent that the failure of such representation to be true and correct results from the lack of the COMSAT RSI Novation or the DISA/DITCO Contract Novation.

          SECTION 3.2  REPRESENTATIONS AND WARRANTIES OF LOCKHEED MARTIN AND
                       -----------------------------------------------------
OFFER SUBSIDIARY.  Lockheed Martin and Offer Subsidiary, jointly and severally
----------------
represent and warrant to COMSAT and COMSAT Carrier Subsidiary, that:

          (a)  Organization.  Offer Subsidiary is a limited liability company,
               ------------
duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority, as a limited liability company, to own, lease and operate its properties and to carry on its business as now being conducted.

          (b) Authority.  Each of Lockheed Martin and Offer Subsidiary has full
              ---------
power and authority as a corporation or limited liability company, as the case may be, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Lockheed Martin and Offer Subsidiary and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Lockheed Martin and by Lockheed Martin as the sole member of Offer Subsidiary, and no other corporate proceedings on the part of Lockheed Martin or limited liability company proceedings on the part of Offer Subsidiary, are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Lockheed Martin and Offer Subsidiary and constitutes the valid and binding agreement of Lockheed Martin and Offer Subsidiary (and assuming due and valid authorization, execution and delivery thereof by the other parties hereto) enforceable against them, in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws, now or hereafter in effect, relating to the creditors' rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

          (c)  Consents and Approvals; No Violations.  Except for any applicable
               -------------------------------------
requirements of the Communications Act and the Antitrust Laws, the filing and recordation of the certificate of merger with respect to the Carrier Subsidiary Merger as required by the Delaware Code and the receipt of the DISA/DITCO Contract Novation, neither the execution and delivery of this Agreement by Lockheed Martin or Offer Subsidiary nor the consummation by Lockheed Martin or Offer Subsidiary, of any transaction contemplated hereby will (i) conflict with or result in any breach of any provision of its charter or Certificate of Formation, as the case may be, or its By-Laws or Limited Liability Company Agreement, as the case may be, (ii) require any filing with, or the obtaining of any material permit, authorization, consent or approval of, any Governmental Authority or any other Person, (iii) result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, amendment, cancellation, acceleration or payment, or to the creation of a Lien) under any of the terms, conditions or provisions of any note, mortgage, indenture, other evidence of indebtedness, guarantee, license, agreement or other material contract, instrument or obligation to which Offer Subsidiary is a party or by which it or any of its material Assets may be bound or (iv) violate in any material respects any material Law applicable to Offer Subsidiary or any of its Assets.

                                  ARTICLE IV

                                   COVENANTS

          SECTION 4.1  NOVATION.  Lockheed Martin and Offer Subsidiary shall
                       --------
cooperate with COMSAT and COMSAT Carrier Subsidiary to promptly obtain the COMSAT RSI Novation and the DISA/DITCO Contract Novation and all required security clearances and shall execute the novation agreements and other documents required by the U.S. Government in connection with the same. In the event that the DISA/DITCO Contract Novation is not accomplished by the CSM Closing Date, then this Agreement, to the extent permitted by Law, shall constitute the full and equitable assignment by COMSAT Carrier Subsidiary to Offer Subsidiary of all of COMSAT Carrier Subsidiary's right, title and interest in and to the DISA/DITCO Contract and Offer Subsidiary shall be deemed COMSAT Carrier Subsidiary's agent for the purpose of discharging COMSAT Carrier Subsidiary's obligations under the DISA/DITCO Contract and COMSAT Carrier Subsidiary shall take all necessary actions to provide Offer Subsidiary with the benefits of the DISA/DITCO Contract.

          SECTION 4.2  EMPLOYEE MATTERS.
                       ----------------

          (a) Effective as of the CSM Closing Date, Lockheed Martin shall offer employment to the employees of the COMSAT Carrier Subsidiary Business as of the CSM Closing Date (the "COMSAT CARRIER EMPLOYEES"). The Lockheed Martin job offers will be at the same rate of pay as each such COMSAT Carrier Employee was earning prior to the CSM Closing Date. COMSAT shall be and shall remain responsible for any wages and benefits owed to and the claims of any other employee or former employee of COMSAT Carrier Subsidiary who is not a COMSAT Carrier Employee as of the CSM Closing Date, whether arising before or after the CSM Closing Date.

          (b) Effective as of the CSM Closing Date, each COMSAT Carrier Employee shall cease participation in, and accrual under, any employee benefit plan or program sponsored or maintained by COMSAT and shall commence participation in employee benefit plans and programs maintained by Lockheed Martin for employees employed in comparable positions at Lockheed Martin. COMSAT shall be responsible for any claims incurred on or prior to the CSM Closing Date that are based on COMSAT's benefit plans and programs or arise out of the terms and conditions of a COMSAT Carrier Employee's employment at COMSAT and Lockheed Martin shall be responsible for any claims incurred after the CSM Closing Date that are based on Lockheed Martin's benefit plans and programs or arise out of the terms and conditions of a COMSAT Carrier Employee's employment at Lockheed Martin. Lockheed Martin shall cause the benefit plans and programs covering the COMSAT Carrier Employees to recognize the service with COMSAT of such COMSAT Carrier Employees for purposes of participation, eligibility and vesting (including eligibility for benefit levels under any severance or retiree medical or vacation pay plans to the extent based on length of service) in which such employees may then be eligible to participate, except to the extent that such service was not taken into account under the comparable employee benefit plan immediately prior to the CSM Closing Date. A COMSAT Carrier Employee who has accrued but unused vacation under a COMSAT vacation program as of the CSM Closing Date shall retain such accrued but unused vacation time after the CSM Closing Date.

          (c) With respect to any plans in which COMSAT Carrier Employees participate effective as of the CSM Closing Date, Lockheed Martin shall (i) not impose any requirements under the plans more onerous than those currently in effect with respect to the pre-existing condition limitations or exclusions and waiting periods with respect to eligibility and participation applicable to COMSAT Carrier Employees; and (ii) recognize and credit payments toward any applicable co-payment, deductible expense requirement, out-of-pocket expense limit and maximum lifetime benefit limits of each COMSAT Carrier Employee and their eligible dependents as and to the extent any payment would have been previously recognized under the applicable COMSAT welfare benefit plans prior to the CSM Closing Date.

          SECTION 4.3  [Intentionally Omitted].

          SECTION 4.4  INDEMNIFICATION BY COMSAT.   From and after the Operative
                       -------------------------
Time, COMSAT agrees to indemnify, defend, protect and hold harmless Lockheed Martin and its present and former directors, officers, employees, affiliates, agents, successors and assigns from and against any and all Losses suffered or incurred by such Indemnified Party, directly or indirectly, as a result of, or based upon or arising from the Excluded Liabilities.

          SECTION 4.5  TRANSFER OF ASSETS AND LIABILITIES.  COMSAT shall, and
                       ----------------------------------
shall cause COMSAT Carrier Subsidiary to, take all actions necessary to cause all of the Assets and Liabilities of COMSAT Carrier Subsidiary, including cash on COMSAT Carrier Subsidiary's balance sheet as of the CSM Closing Date, but excluding those Assets and Liabilities related to or used in connection with the COMSAT Carrier Subsidiary Business, to be transferred to and assumed by another Person prior to the Operative Time.

          SECTION 4.6  BANDWIDTH MANAGEMENT SUBCONTRACT.  COMSAT shall, and
                       --------------------------------
shall cause COMSAT Carrier Subsidiary to, take all actions necessary to cause the Bandwidth

Management Assets and the Bandwidth Management Liabilities to be transferred to and assumed by COMSAT prior to the Operative Time. At the CSM Closing, COMSAT and Offer Subsidiary shall execute a mutually acceptable subcontract pursuant to which COMSAT shall become Offer Subsidiary's subcontractor for the purpose of performing the obligations under the DISA/DITCO Contract for the implementation, installation and system design of the Bandwidth Management Centers in Clarksburg, Maryland and Lanstuhl, Germany under the DISA/DITCO Contract (corresponding to Part B, subCLINs 0029AJ, 0029AS, and 0029AY of such Contract), but excluding any operations and maintenance thereof or U.S. Government options for additional bandwidth management centers under the DISA/DITCO Contract that have not been exercised as of the Operative Time. The subcontract will contain a provision pursuant to which Offer Subsidiary will agree to order from COMSAT RSI, and provide the deliverables so ordered to COMSAT, under the COMSAT RSI Subcontract, at COMSAT's cost if requested by COMSAT.

          SECTION 4.7  INTERCOMPANY BALANCES.  Immediately prior to the
                       ---------------------
Operative Time, COMSAT and COMSAT Carrier Subsidiary shall cause any intercompany balances between COMSAT Carrier Subsidiary, on the one hand, and COMSAT or any of its other Subsidiaries, on the other hand, to be cancelled, other than liabilities of COMSAT Carrier Subsidiary related to any fees of COMSAT or any of its other Subsidiaries for services provided to COMSAT Carrier Subsidiary in the ordinary course of business.

                                   ARTICLE V

                      CONDITIONS PRECEDENT TO OBLIGATIONS

          SECTION 5.1  CONDITIONS PRECEDENT TO OBLIGATIONS.  The obligation of
                       -----------------------------------
each party to effect the CSM Closing is subject to the satisfaction at or prior to the CSM Closing of the following conditions:

          (a) any waiting period applicable to the Carrier Subsidiary Merger under the Antitrust Laws shall have terminated or expired and all consents or approvals required under the Antitrust Laws shall have been received;

          (b) the Offer and the Merger Agreement shall not have been terminated; and

          (c) all consents and approvals from Governmental Authorities (including the FCC) required for the consummation of the Carrier Subsidiary Merger and for the acquisition and ownership by Offer Subsidiary of shares of COMSAT Common Stock purchased pursuant to the Offer, as contemplated by the terms of this Agreement and the Merger Agreement, including, without limitation, the Authorized Carrier Conditions (other than the consummation of the transactions contemplated hereby), shall have been granted.

                                  ARTICLE VI

                                  TERMINATION

          SECTION 6.1  TERMINATION.  This Agreement may be terminated and the
                       -----------
Carrier Subsidiary Merger may be abandoned at any time prior to the CSM Closing:

          (a) by mutual written consent of COMSAT and Lockheed Martin; or

          (b) automatically if the Merger Agreement shall have been terminated in accordance with its terms.


          SECTION 6.2.  EFFECT OF TERMINATION.  In the event of the termination
                        ---------------------
and abandonment of this Agreement pursuant to Section 6.1 hereof, this Agreement shall forthwith become void and have no effect, without any Liability on the part of any party hereto or its affiliates, directors, officers or shareholders, other than the provisions of this Section 6.2 and Section 6.3. Nothing contained in this Section 6.2 shall relieve any party from Liability for any breach of this Agreement.

          SECTION 6.3.  FEES AND EXPENSES.  Except as specifically provided in
                        -----------------
this Agreement, each party shall bear its own expenses incurred in connection with the transactions contemplated by this Agreement, including, without limitation, the preparation, execution and performance of this Agreement and the transactions contemplated thereby, and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants.

                                  ARTICLE VII

                                 MISCELLANEOUS

          SECTION 7.1  NOTICES.  All notices and other communications hereunder
                       -------
shall be in writing and shall be deemed to have been duly given (and shall be deemed to have been duly received if so given) if (i) personally delivered, (ii) sent by postage prepaid certified or registered mail, return receipt requested,
(iii) sent by recognized overnight courier, or (iv) transmitted by telecopier, with a copy sent by postage prepaid certified or registered mail, return receipt requested, or by recognized overnight courier, if addressed to Lockheed Martin and COMSAT at the addresses set forth in Section 8.4 of the Merger Agreement and if addressed to Offer Subsidiary or COMSAT Carrier Subsidiary, c/o Lockheed Martin and COMSAT, respectively, at the addresses set forth in Section 8.4 of the Merger Agreement.

          SECTION 7.2  NO WAIVERS; REMEDIES.  No failure or delay by any party
                       --------------------
in exercising any right, power or privilege under this Agreement shall operate as a waiver of such right, power or privilege. A single or partial exercise of any right, power or privilege shall not preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies available at law or in equity.

          SECTION 7.3  AMENDMENTS, ETC.  No amendment, modification, termination
                       ---------------
or waiver of any provision of this Agreement, and no consent to any departure by a party to this Agreement from any provision of this Agreement, shall be effective unless it shall be in writing and signed and delivered by the other party to this Agreement, and then it shall be effective only in the specific instance and for the specific purpose for which it is given.

          SECTION 7.4  SUCCESSORS AND ASSIGNS, NO THIRD PARTY BENEFICIARIES.
                       ----------------------------------------------------
The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Except for Section
4.4 hereof, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any other nature whatsoever under or by reason of this Agreement.

          SECTION 7.5  SURVIVAL.  Except as otherwise specifically provided in
                       --------
this Agreement, each representation, warranty or covenant of each party contained in to this Agreement shall remain in full force and effect, notwithstanding any investigation or notice to the contrary or any waiver by the other party of a related condition precedent to the performance by such other party of an obligation under this Agreement.

          SECTION 7.6  ENTIRE AGREEMENT.  This Agreement and the Merger
                       ----------------
Agreement embody the entire agreement and understanding of the parties and supersede all prior agreements or understandings with respect to the subject matters of this Agreement.

          SECTION 7.7  EXCLUSIVE JURISDICTION.  Each party (i) agrees that any
                       ----------------------
Action with respect to this Agreement or transactions contemplated by this Agreement shall be brought exclusively in the courts of the State of Delaware or of the United States of America for the State of Delaware, (ii) accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of those courts, (iii) irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of
   ----- --- ----------
any Action in those jurisdictions; provided, however, that each party may assert
                                   --------  -------
in an Action in any other jurisdiction or venue each mandatory defense, third-party claim or similar claim that, if not so asserted in such Action, may not be asserted in an original Action in the courts referred to in clause (i) above. Lockheed Martin and COMSAT each hereby appoints Corporation Trust Company as its agent for service of process in the State of Delaware.

          SECTION 7.8  WAIVER OF JURY TRIAL. Each party waives any right to a
                       --------------------
trial by jury in any Action to enforce or defend any right under this Agreement or any amendment, instrument, document or agreement delivered, or which in the future may be delivered, in connection with this Agreement and agrees that any Action shall be tried before a court and not before a jury.

          SECTION 7.9   GOVERNING LAW.  This Agreement shall be governed by and
                        -------------
construed in accordance with the internal laws of the State of Delaware. All rights and obligations of the parties shall be in addition to and not in limitation of those provided by applicable law.

          SECTION 7.10  COUNTERPARTS.  This Agreement may be signed in any
                        ------------
number of counterparts, each of which shall be an original, with the same effect as if all signatures were on the same instrument.

          SECTION 7.11  HEADINGS AND REFERENCES.  Section headings in this
                        -----------------------
Agreement are included for the convenience of reference only and do not constitute a part of this Agreement for any other purpose. References to parties and sections in this Agreement are references to the parties to or the sections of this Agreement, as the case may be, unless the context shall require otherwise.

          SECTION 7.12  FURTHER ASSURANCES.  Subject to the provisions in
                        ------------------
Section 6.9(e) of the Merger Agreement, each of the parties shall at the request of any other party do and perform or cause to be done and performed all such further acts and furnish, execute and deliver such other instruments and documents as the requesting party shall reasonably require to consummate the transactions contemplated by this Agreement.

                         -----------------------------

        [The remainder of this page has been left blank intentionally.]

        IN WITNESS WHEREOF, each of the parties has caused this Carrier Acquisition Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.



                                        COMSAT CORPORATION



                                        By:  /s/ Allen E. Flower
                                           ----------------------
                                        Name:  Allen E. Flower
                                        Title: Vice President and
                                               Chief Financial Officer


                                        COMSAT GOVERNMENT SYSTEMS, INC.



                                        By:  /s/ John H. Mattingly
                                           -----------------------
                                        Name:  John H. Mattingly
                                        Title: President


                                        LOCKHEED MARTIN CORPORATION



                                        By:  /s/ Vance D. Coffman
                                           -----------------------
                                        Name: Vance D. Coffman
                                        Title: Chairman and
                                               Chief Executive Officer


                                        REGULUS, LLC


                                        By:  /s/ John V. Sponyoe
                                           ----------------------
                                        Name: John V. Sponyoe
                                        Title: Chief Executive Officer